Exhibit 10.2

MEMORANDUM OF AGREEMENT

This Memorandum of Agreement is made this 5th day of August, 2010 by Magellan Petroleum Corporation (“Magellan”) and Young Energy Prize S.A. (“YEP”) with respect to the Securities Purchase Agreement between Magellan and YEP dated August 5, 2010 (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement. Notwithstanding any provision of the Agreement to the contrary, in consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Magellan and YEP acknowledge and agree as follows.

1. Magellan and YEP acknowledge that the purpose of the Agreement is for YEP to provide funds for Magellan in connection with the Evans Shoal Transaction as defined in the Agreement. The March 25, 2010 Asset Sale Deed for the Evans Shoal Transaction provides that the Evans Shoal Transaction may be completed as late as December 25, 2010. Notwithstanding the foregoing, Section 6.1(a) of the Agreement provides that either Magellan or YEP has the right to terminate the Agreement if no closing under the Agreement shall have taken place by the end of the day October 31, 2010.

2. In the event that prior to the end of the day on October 31, 2010 Magellan presents to YEP documentation in reasonable detail of expenses reasonably and necessarily incurred by Magellan in furtherance of the Evans Shoal Transaction, recognized as such by YEP and majorities of the Special Transaction Committee and the of the Business Development Committee in their respective reasonable judgments, and the conditions for a Closing under the Agreement are met or waived, there shall be scheduled and held as promptly as practicable thereafter in each such instance a Closing at which Shares shall be issued and sold by Magellan, and purchased, by YEP under the Agreement in consideration of the payment of the purchase price of $3.00 per Share at such Closing. Further, in the event that the entire issuance, purchase and sale of 5,200,000 Shares in consideration of the payment of $15,600,000 provided for by the Agreement has not been completed at a single Closing or multiple Closings prior to the end of the day on October 31, 2010, the time during which Closings and issuances, purchases and sales of Shares thereat may occur shall be automatically extended to the end of the day on December 25, 2010.

3. The Reimbursable Expenses shall be subject to review and reasonable verification based on documentation thereof in reasonable detail provided by the YEP to Magellan.

4. Except as set forth in this Memorandum of Agreement, all provisions of the Agreement shall remain in full force and effect.

5. This Memorandum of Agreement may be executed in counterparts by facsimile.

COMPANY:

MAGELLAN PETROLEUM CORPORATION

By:	/s/ William H. Hastings
Name:	William H. Hastings
Title:	President and Chief Executive Officer

INVESTOR:

YOUNG ENERGY PRIZE S.A.

By:	/s/ Nikolay Bogachev
Name:	Nikolay Bogachev
Title:	Chairman & CEO